Exhibit 99.1

Media Contact

Maureen Bender

maureen.bender@covista.com

313.319.4732

Adtalem Global Education Becomes Covista
Strategic transformation positions company as essential to healthcare workforce infrastructure
Releases proprietary research platform on the U.S. healthcare workforce crisis
Will discuss long-term strategy at February 24 Investor Day
Unveils new commitment to expand healthcare career pathways

CHICAGO – Feb. 5, 2026 Adtalem Global Education (NYSE: ATGE) today announced it is changing its name to Covista, marking the culmination of a four-year transformation to become America’s largest healthcare educator and an essential component of America’s healthcare workforce pipeline. The company’s stock will begin trading under the ticker symbol CVSA on the New York Stock Exchange on February 24, 2026.

“This is not simply a rebrand. It’s recognition of what we’ve built and the problem we are helping to tackle,” said Steve Beard, Chairman and CEO, Covista. “The workforce shortage affects care access, care quality and the sustainability of health systems nationwide. Today’s milestone announcement reflects a unified commitment to document the scope of America’s healthcare workforce crisis through rigorous research, expand our capacity to address it and invest in the long-term sustainability of the healthcare talent pipeline. Covista exists to address that problem at scale.”

Tackling a crisis of this magnitude requires workforce infrastructure that operates at a different scale than traditional academic institutions. The new brand and positioning reflect the company’s scale, institutional breadth, clinical depth and its role as critical infrastructure in the American healthcare system.

“Our new brand reflects our strategic positioning,” said Maurice Herrera, Chief Marketing Officer, Covista. “Every element of identity, from name to visual design, was crafted to signal our focus on healthcare and our role in developing the talent that transforms it. The brand also represents our commitment to students who have been underserved by traditional education—career changers, working parents and nontraditional learners who will become the healthcare professionals America needs.”

A Singular Platform That Reflects the Company’s Vision, Depth and Scale

Four years ago, the company made a strategic decision to concentrate on healthcare. Today, with that transformation complete, Covista is now America’s largest healthcare educator, operating five accredited institutions serving more than 97,000 students and 385,000 alumni, from physicians and nurses to veterinarians and behavioral health professionals. Now, Covista signals its next phase: expanding capacity to address America’s healthcare workforce crisis at scale.

Each year, Covista graduates 24,000 healthcare professionals—more than any other U.S. institution—including 10% of America’s nurses. Covista educates twice as many MDs as any MD-granting school in the U.S. and is the number one provider of Doctors of Veterinary Medicine to the U.S. Its alumni are caring for patients and leading health systems nationwide, including more than 700 alumni in C-suite roles at healthcare organizations across the country and nearly 300 Chief Nursing Officers across 42 states.

“The combination of our program breadth, geographic reach and outcomes track record is unparalleled,” continued Beard. “It is the backbone of how Covista uniquely advances healthcare workforce development. When health systems face staffing challenges across multiple disciplines and geographies, they typically navigate a fragmented landscape of academic institutions with limited capacity. Covista offers a different model: a comprehensive partner capable of addressing workforce needs at the scale the market requires.”

The company graduates day-one ready professionals equipped to work in modern healthcare environments—including AI-enabled clinical workflows—while expanding access to healthcare careers for non-traditional students including career changers, adult learners and working parents.

New Research Documents the Scope and Impact of the Healthcare Workforce Crisis

Today, Covista also released comprehensive research underscoring the urgency of the U.S. healthcare workforce crisis. The Covista Care Capacity Monitor, fielded by Gallup, combines survey insights from over 1,300 clinicians and 160 healthcare executives with labor market data across all 50 states. Findings are presented through an interactive data visualization platform allowing users to explore workforce shortages by state, metro area and clinical discipline—revealing not just where gaps exist, but how they’re affecting patient care quality today. The inaugural report reveals:

●	Quality of patient care in America is negatively affected by the healthcare staffing gap. 76% of clinicians and 73% of healthcare executives report that staffing shortages affect their ability to deliver high-quality care. Half of executives say that shortages have reduced their capacity to serve patients.
●	More than 702,000 healthcare job vacancies are posted every month. Only 306,000 unemployed healthcare workers exist to fill them. For every unemployed healthcare worker, employers post more than two new job openings a month. This shortage is widespread across geographies and healthcare roles.
●	Executives and clinicians agree that AI alone won’t solve the staffing shortage, but it can help improve care quality. Healthcare organizations are embracing AI: 76% of executives say it has a positive impact on care quality, with widespread adoption—71% for documentation, 54% for Electronic Health Records, 46% for diagnostics. When it comes to staffing, perspectives are more nuanced. While 31% of executives don’t believe AI will help solve the shortage much, if at all, 65% say it can help at least somewhat.
●	The healthcare staffing shortage is particularly profound in rural communities. 85% of rural healthcare executives say they can’t find enough local talent—nearly twice the 45% reported in metro areas. In some states, shortages are extreme, including 20 monthly vacancies per job seeker in New Hampshire, 18 in North Dakota, 11 in Wyoming and seven in Virginia.
●	High workplace satisfaction won’t stop some workers from leaving the profession. Clinical staff report high satisfaction with their employers, ranging from 72% for primary care physicians to 89% for allied health providers. Yet 15% of physician specialists and primary care physicians and 13% of registered nurses say they are somewhat or very likely to leave in the next 12 months.
●	Talent partnerships top the list of effective staffing strategies, yet executives are investing elsewhere. Nearly 70% of healthcare executives rate talent partnerships as effective for meeting their workforce needs, more than hiring bonuses. Yet only 22% are significantly investing in pipeline partnerships.
●	Clinicians and healthcare executives agree that for-profit or non-profit status of a school makes little to no difference for getting hired or selecting talent. Among healthcare executives with an opinion on the topic, about 85% say whether a degree came from a for-profit or non-profit institution makes no difference in their hiring decisions. Similarly, nearly 90% of clinicians who expressed an opinion say their school’s status had no impact on whether they were hired.

“America’s healthcare workforce shortage is directly impacting patient care. Healthcare executives are reducing patient capacity due to workforce shortages, while clinicians report that inadequate staffing is directly compromising care quality,” said Megan Noel, Chief Corporate Affairs Officer, Covista. “The gap between workforce demand and available talent requires immediate, transformative action and increased collaboration between educators, employers and policymakers.”

The full Covista Care Capacity Monitor is available at covista.com/research.

Updates to Long-Term Strategy and Growth Targets to Be Announced at Investor Day

Covista will host an Investor Day on February 24, where leadership will present its strategy for expanding its capacity to address the documented healthcare workforce needs. The event will provide investors and analysts with detailed insights on how the company intends to capitalize on the evolving market dynamics in healthcare education and workforce development. It will also outline investment priorities that will guide the company’s execution over the coming years.

“We see meaningful opportunities to grow this company while generating attractive returns for shareholders,” said Beard. “At Investor Day, we’ll share how we plan to capture that opportunity and the milestones we’re committing to achieving.”

Launches Covista Open Doors: Multi-Year Impact Commitment to Support the Healthcare Workforce

Addressing today’s shortage is necessary, but insufficient. Ensuring a sustainable pipeline of future healthcare professionals requires further investment. Today, Covista and the Covista Foundation are launching Covista Open Doors, a multi-year impact commitment to build and sustain the healthcare workforce through three priorities: inspiring individuals to pursue healthcare careers through career exploration programs and community partnerships; helping students achieve their healthcare ambitions through scholarships, mentorship and emergency grants; and supporting the wellbeing of healthcare workers through programs that address mental health, burnout and promote career longevity.

The commitment launches with signature nonprofit partnerships and new programming:

●	Partnership with NAF, a national education nonprofit, to inspire the next generation through healthcare career exploration.
●	Launching a Student Emergency Care Fund to provide financial assistance when unexpected challenges arise.
●	Investments in Dr. Lorna Breen Heroes’ Foundation and The Schwartz Center for Compassionate Healthcare to expand mental health and wellbeing support for healthcare workers.

“As America’s largest healthcare educator, we have both the scale and responsibility to address this crisis,” said Noel. “Covista Open Doors brings together our Foundation’s charitable work, our employer partnerships and the expertise of our faculty and colleagues to remove barriers for students, support the wellbeing of professionals and inspire the next generation to pursue a healthcare career. This is our promise to open opportunities for those who want to transform the health of their communities.”

More information can be found at covista.com.

About Covista

Covista is America’s largest healthcare educator, serving more than 97,000 students and supported by a community of 385,000 alumni across five accredited institutions. Through personalized, tech-enabled education powered by 10,000 faculty and colleagues, Covista expands access to healthcare careers and addresses the U.S. healthcare workforce shortage at scale. Covista is the parent company of American University of the Caribbean School of Medicine, Chamberlain University, Ross University School of Medicine, Ross University School of Veterinary Medicine and Walden University. For more information, visit covista.com and follow us on LinkedIn, Instagram and YouTube.

About The Covista Foundation

The Covista Foundation, a public 501(c)(3) charity based in Chicago, IL, is the philanthropic arm of Covista, supporting charitable initiatives in healthcare education and workforce development. For more information, visit covista.com/foundation.

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